              FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2001
                                                     REGISTRATION NO.___________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MOORE MEDICAL CORP.
                              ------------------
            (Exact name of registrant as specified in its charter)

                Delaware                                  22-1897821
                --------                                  ----------
     (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                 Identification number)


                             389 John Downey Drive
                             New Britain, CT 06050
      ----------------------------------------------------------
                   (Address of principal executive offices)

                     Warrant No.00-1, dated March 1, 2000,
                 and Warrant No. 00-2, dated November 1, 2000
                 --------------------------------------------
                           (Full title of the plans)

                  Susan G. D'Amato, Vice President - Finance,
                              Moore Medical Corp.
                             389 John Downey Drive
                        New Britain, Connecticut 06050
         -------------------------------------------------------------
         (Name and address of agent for service of process) (Zip Code)

                                 860-826-3600
                                 ------------
                  (Telephone number, including area code, of
                              agent for service)

     The Commission is requested to send copies of all communications to:
                           Joseph Greenberger, Esq.
                             111 East 61st Street
                              New York, NY 10021
                                 212-644-0700

                      CALCULATION  OF  REGISTRATION  FEE
                      ----------------------------------

Title of each class of     Amount to be           Proposed               Proposed maximum        Amount of
----------------------     ------------           --------               ----------------        ---------
  Securities to be          registered        maximum offering           aggregate offering      registration
 -----------------          ----------        ----------------           ------------------      -------------
    registered                                price per unit (1)              price (1)              fee
    ----------                                ------------------              ---------              ---
--------------------------------------------------------------------------------------------------------------
Common Stock,             17,500 Shares          $ 7.25                      $ 126,875              $ 31.72
$.01 par value
--------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), such price is based on the closing price of the Common Stock on February 27, 2001 on the American Stock Exchange.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces this information.

     We incorporate by reference the following documents we have filed with the Securities and Exchange Commission:

     .  our Annual Report on Form 10-K for our fiscal year ended January 1, 2000

     . our Quarterly Reports on Form 10-Q for our quarterly periods ended April 1, 2000, July 1, 2000 and September 30, 2000;

     . our Current Report on Form 8-K filed December 30, 1998 and our registration statement on Form 8 filed December 30, 1998, and

     . all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents ), please write to us at Moore Medical Corp., 389 John Downey Drive, New Britain Connecticut, 06050, Attention: Investor Relations, or call us at 860-826-3600 and ask for Investor Relations at extension 3763.

Item 4. DESCRIPTION OF SECURITIES

     Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of common stock, $.01 par value, As of December 31, 2000, 3,101,480 shares of common stock were issued and outstanding, and an additional 144,596 shares of common stock were issued and held as treasury shares. Our certificate of incorporation also authorizes us to issue shares of preferred stock, in such classes and with such rights and privileges as may be designated by our Board of Directors. Our Current Report on Form 8 filed December 30, 1998 and registration statement on Form 8 filed December 30 1998 contain information about our Series I Junior Preferred Stock, a class of preferred stock designated by our Board of Directors. Subject to the rights of the holders of preferred stock, the holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders and to share pro rata in any dividends which may be declared from time to time by our Board of Directors and in any distributions on liquidation. The holders of our common stock have no redemption rights or pre-emptive rights. Each outstanding share of common stock is, and each share registered to be offered and sold on exercise of a Warrant filed as an exhibit hereto will when issued on such an exercise be, fully paid and non-assessable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Joseph Greenberger, 111 East 61st Street, New York, New York 10021,whose opinion as to the legality of the shares being registered is being filed as an exhibit to this registration statement, owns 4,350 shares of our Common stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the federal securities laws. Our Certificate of Incorporation provides for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, we maintain liability insurance for our officers and directors. The DGCL does not permit a provision in a corporation's certificate of incorporation that would eliminate a director's liability (i) for a breach of his or her duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. While our certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate the duty. Accordingly, it will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of his or her duty of care. There is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.


Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit Number          Description                    Incorporated by Reference to the
-------------           -----------                    --------------------------------
                                                       Registrant's, or Filed Herewith
                                                       --------------------------------
Exhibit 3.1     Certificate of Incorporation         Exhibits 3.1 to Form 10-K for 1980;
                                                     Form 10-Q for the second quarter of
                                                     1985; Form 10-K for 1987; Form 10-K
                                                     for 1998; and Exhibit 3.4 to Form
                                                     10-Q  for third quarter of 2000

Exhibit 3.2     Certificate of Designation           Exhibit 3 to Form 8-K filed
                                                     December 30, 1998

Exhibit 3.3     By laws                              Exhibits 3.3 to 10-K for 1980; Form
                                                     10-K for 1987; and Form 10-K for
                                                     1998

Exhibit 3.4     Rights Agreement                     Exhibit 4 to Form 8-K filed
                                                     December 30, 1998

Exhibit 5       Opinion of Joseph Greenberger        Filed herewith

Exhibit 23.1    Consent of Joseph Greenberger        Filed herewith under Exhibit 5

Exhibit 23.2    Consent of                           Filed herewith
                PricewaterhouseCoopers, LLP

Exhibit 99.1    Warrant No. 001, dated March         Filed herewith
                1, 2000, of the Company

Exhibit 99.2    Warrant No. 002, dated               Filed herewith
                November 1, 2000, of the
                Company

Item 9. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Britain, State of Connecticut, on this 28th day of February, 2001.

                                         MOORE MEDICAL CORP.




                                         By /s/ Linda M. Autore
                                           -------------------------------------
                                            Linda M. Autore
                                             President (Chief Executive Officer)

                                         By /s/ Susan G. D'Amato
                                           -------------------------------------
                                            Susan G. D'Amato
                                             Vice President Finance
                                             (Chief Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



 /s/ Linda M. Autore             Director              February 28, 2001
-------------------------   -----------------          -----------------
   Linda M. Autore               (Title)               (Date)


                                 Director
-------------------------   -----------------          -----------------
   Christopher W. Brody          (Title)               (Date)


 /s/ Steven Kotler               Director              February 27, 2001
-------------------------   -----------------          -----------------
   Steven Kotler                 (Title)               (Date)


                                 Director
-------------------------   -----------------          -----------------
   Robert H. Steele              (Title)               (Date)


 /s/ Peter Sutro                 Director              February 28, 2001
-------------------------   -----------------          -----------------
   Peter Sutro                   (Title)               (Date)


 /s/ Wilmer J. Thomas, Jr.       Director              March 2, 2001
-------------------------   -----------------          -----------------
   Wilmer J. Thomas, Jr.         (Title)               (Date)


                                 Director
-------------------------   -----------------          -----------------
   Dan K. Wassong                (Title)               (Date)

                               POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Linda M. Autore and Susan G. D'Amato as his or her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his or her stead, in any and all capacities, to sign on his or her behalf the registration statement on Form S-8 in connection with the sale by the selling shareholders of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with the registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    /s/ Linda M. Autore
--------------------------------           --------------------------------
     Linda M. Autore                            Christopher W. Brody
     Date: February 28, 2001                     Date:


    /s/ Steven Kotler
--------------------------------           --------------------------------
     Steven Kotler                              Robert H. Steele
     Date: February 27, 2001                    Date:


    /s/ Peter Sutro                            /s/ Wilmer J. Thomas, Jr.
--------------------------------           --------------------------------
     Peter Sutro                                Wilmer J. Thomas, Jr.
     Date: February 28, 2001                    Date: March 2, 2001



--------------------------------
     Dan K. Wassong
     Date:

                               INDEX TO EXHIBITS


                                      E-1


     Exhibit Number                 Description                 Page No.
     --------------                 -----------                 -------

Exhibit 5            Opinion of Joseph Greenberger                E-1

Exhibit 23.2         Consent of PricewaterhouseCoopers, LLP       E-2

Exhibit 99.1         Warrant No. 001 of the Company               E-3

Exhibit 99.2         Warrant No. 002 of the Company               E-8

                                      10